Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports Fourth Quarter and Year End 2013 Results

Record Quarterly Revenue of $40.2 Million Driven by Continued Growth in Subsys Net Revenue

Board of Directors Approves Three-for-Two Stock Split of its Common Stock to be effected through a Stock Dividend

PHOENIX, AZ – March 4, 2014 -- Insys Therapeutics, Inc. (Nasdaq: INSY), a specialty pharmaceutical company with a focus on supportive care products for cancer patients, today announced its financial results for the three- and twelve- month periods ended December 31, 2013. Fourth quarter 2013 highlights include:

●	Total net revenue increased to $40.2 million versus $5.2 million for the fourth quarter of 2012;

●	Revenues from Subsys® (fentanyl sublingual spray) were $39.2 million, up 719% over fourth quarter of 2012 levels and up 38% as compared with $28.4 million in the third quarter of 2013;

●

Net income of $24.1 million, or $1.01 per diluted share, compared to a net loss of $7.1 million, or ($0.76) per basic and diluted share, for the fourth quarter of 2012. The 2013 period includes the impact of a $9.7 million income tax benefit due to the reversal of deferred tax asset valuation allowance;

●	Non-GAAP adjusted net income, which excludes the $9.7 million income tax benefit, was $17.1 million, or $0.71 per diluted share; and,

●

Advanced a robust pipeline focused on innovative supportive care and therapy products; Insys expects to file at least one New Drug Application (NDA) and at least four Investigational New Drug (IND) applications in 2014.

“Our solid results for the quarter and year were driven by strong growth in Subsys prescriptions to alleviate breakthrough pain for cancer patients,” said Michael L. Babich, President and Chief Executive Officer. “In December 2013, Subsys was the most prescribed branded transmucosal immediate-release fentanyl (TIRF) product. We believe that its simple, one-step administration system and rapid onset will enable further growth of our market share for and net revenue from this unique product.”

Fourth Quarter 2013 Financial Results

Total net revenue for the fourth quarter of 2013 was $40.2 million, an increase of $35.0 million as compared to $5.2 million for the fourth quarter of 2012.  On a sequential basis, fourth quarter 2013 net revenue increased by $11.0 million from third quarter 2013 net revenue of $29.2 million. A summary of total revenue is outlined below (in millions):

	Three Months Ended December 31,		Increase
	2013	2012	(Decrease)
Product sales, net
Subsys	$39.2	$4.8	$34.4
Dronabinol SG Capsule	1.0	0.4	0.6
Total net revenue	$40. 2	$5.2	$35.0

Gross margin was 87% for the fourth quarter of 2013 compared with 60% for the fourth quarter of 2012. The increase in gross margin was due primarily to a shift in sales mix toward Subsys, which has higher margins than Dronabinol SG Capsule.

Insys Therapeutics Reports Fourth Quarter and Year End 2013 Results	Page 2
March 4, 2014

Sales and marketing expense was $10.5 million during the fourth quarter of 2013, compared to $3.2 million for the fourth quarter of 2012. The increase was a result of higher sales compensation expenses associated with the increase in sales of Subsys and increased marketing expenses during the fourth quarter of 2013.

Research and development expense increased to $3.2 million for the fourth quarter of 2013, compared to $0.7 million for the fourth quarter of 2012, primarily as a result of new product development programs begun in the second quarter of 2013.

General and administrative expense increased to $7.0 million for the fourth quarter of 2013, compared to $2.6 million for the fourth quarter of 2012, primarily resulting from costs incurred in connection with increased administrative infrastructure to support the growth of Subsys sales combined with corporate costs associated with becoming a public company.

Net income for the fourth quarter of 2013 was $24.1 million, or $1.11 per basic share and $1.01 per diluted share, compared to a net loss of $7.1 million, or ($0.76) per basic and diluted share, for the fourth quarter of 2012. Non-GAAP adjusted net income for the fourth quarter of 2013 was $17.1 million, or $0.71 per diluted share, compared to non-GAAP adjusted net loss of $5.5 million, or ($0.59) per diluted share, in the prior year quarter. The reconciliation of net income (loss) to Non-GAAP adjusted net income (loss) is included on page 8 of this press release.

During the fourth quarter of 2014, the method of revenue recognition on sales of Subsys was modified to record revenue at the time of product shipment to the wholesale pharmaceutical distributor. This change resulted in incremental Subsys revenue and gross profit of $1.5 million and $0.9 million, respectively. Also during the fourth quarter of 2014, an income tax benefit of $9.7 million was recorded as a result of the reversal of deferred tax asset valuation allowances.

2013 Financial Results

Total net revenue for the year ended December 31, 2013, was $99.3 million, an increase of $83.8 million as compared to $15.5 million for the year ended December 31, 2012.  A summary of total revenue is outlined below (in millions):

	Twelve Months Ended December 31,		Increase
	2013	2012	(Decrease)
Product sales, net
Subsys	$95.8	$8.6	$87.2
Dronabinol SG Capsule	3.5	6.9	(3.4)
Total net revenue	$99. 3	$15.5	$83.8

Gross margin for 2013 was 87%, compared with 51% for 2012. The increase in gross margin was due primarily to a shift in sales mix toward Subsys, which has higher margins than Dronabinol SG Capsule.

Sales and marketing expense was $29.2 million during 2013, compared to $11.4 million for 2012. The increase was a result of higher sales compensation expenses associated with the increase in sales of Subsys.

Research and development expense increased to $8.5 million for 2013, compared to $6.3 million for 2012, primarily as a result of an increased in research and development staff in 2013 to support development of the Company’s pipeline, including its proprietary Dronabinol Oral Solution candidate and six preclinical sublingual spray candidates.

General and administrative expense increased to $16.4 million for 2013, compared to $8.2 million for the prior year, primarily resulting from costs incurred in connection with increased administrative infrastructure to support the growth of Subsys sales combined with increased costs associated with becoming a public company; the Company completed its initial public offering in May 2013.

Insys Therapeutics Reports Fourth Quarter and Year End 2013 Results	Page 3
March 4, 2014

Net income for 2013 was $40.4 million, or $2.34 per basic share and $2.11 per diluted share, compared to a net loss of $24.4 million, or ($2.62) per basic and diluted share, for 2012. Non-GAAP adjusted net income was $38.3 million, or $2.00 per diluted share, compared to non-GAAP adjusted net loss of $18.8 million, or ($2.02) per diluted share, in the prior year. The reconciliation of net income (loss) to Non-GAAP adjusted net income (loss) is included on page 8 of this press release.

Liquidity

The Company had $45.8 million in cash, cash equivalents and restricted cash, $15.3 million in working capital (excluding cash and cash equivalents), no debt, and $79.5 million in stockholders’ equity as of December 31, 2013.

Subsequent Events

Three-for-two Stock Split

The Company’s Board of Directors has approved a three-for-two stock split of its common stock to be effected through a stock dividend. The record date for the stock split is the close of business on March 17, 2014, with share distribution scheduled for March 28, 2014. As a result of the dividend, shareholders will receive one additional share of Insys Therapeutics, Inc. common stock, par value $0.0002145, for each two shares they hold as of the record date. Total shares outstanding will increase from approximately 22.3 million to 33.4 million shares.

Pipeline Developments

The Company announces the submission and approval of a clinical study protocol that will evaluate the use of Subsys in a pre-procedural setting. The study will enroll opioid naive and tolerant patients undergoing interventional procedures in a monitored, controlled setting to determine if Subsys can be used in place of intramuscular or intravenous administration of fentanyl for this patient population.

Additions to Management Team

The Company strengthened its management team with the addition of Franc Del Fosse as General Counsel and Chris Homrich as Senior Vice President of Operations.

Mr. Del Fosse joins Insys from private practice, where he regularly advised public company boards, management and in-house counsel on the critical issues affecting their businesses.  He was most recently a partner at Snell & Wilmer LLP, prior to which he was an associate at Shearman & Sterling LLP.  Mr. Del Fosse holds a J.D. degree from Columbia University School of Law and an undergraduate degree from Arizona State University. He is a member of the State Bar of California and Arizona.

Mr. Homrich has extensive experience in operations, finance and accounting, and risk management. He has held executive and leadership positions at public and private companies including Stryker Corporation, Ingram Industries, Inc., and NCR Corporation.  Mr. Homrich holds M.B.A. and B.A. degrees from Michigan State University.

Conference Call

Insys management will host its fourth quarter and year end conference call as follows:

Date	Tuesday, March 4, 2014
Time	11:00 EST
Telephone	888- 427-9376 (U.S.) or 719-325-2308 (International)
Access code	8377866
Webcast (live and archive)	www.insysrx.com or click here

A telephone replay will be available shortly after the completion of the call for two weeks at 888-203-1112 (U.S.) or 719-457-0820 (International), passcode 8377866.

About Insys Therapeutics, Inc.
Insys Therapeutics, Inc. is a commercial-stage specialty pharmaceutical company that develops and commercializes innovative supportive care products, with a focus on utilizing its proprietary formulation technologies to address the clinical shortcomings of existing commercial pharmaceutical products. The Company has two marketed products including Subsys®, a proprietary sublingual fentanyl spray for breakthrough pain in opioid-tolerant cancer patients. Insys markets Subsys through its incentive-based, cost-efficient commercial sales force. The Company is developing a robust pipeline of product candidates led by dronabinol oral solution, a proprietary orally administered liquid formulation of dronabinol, which would be its second branded supportive care product, if approved.

Insys Therapeutics Reports Fourth Quarter and Year End 2013 Results	Page 4
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Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding its growth prospects, the anticipated timing of regulatory filings, the on-going approval and anticipated commercialization of Insys' products and development of its product candidates and the Company's positioning to build on its supportive care franchise and deliver value to stockholders. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding: Insys' ability to launch and commercialize products successfully; the timely conclusion of discussions regarding scheduling of the Company’s dronabinol oral solution product candidate; the timing and acceptance for filing by the FDA of regulatory submissions for Insys’ product candidates; Insys' ability to successfully manage its commercial relationships and sales infrastructure, compliance with post-approval regulatory requirements; the outcome of ongoing litigation; and, the Company's need to potentially obtain additional financing to successfully commercialize or further develop its existing products and product candidates. For a further description of these and other risks facing Insys, please see the risk factors described in the company's filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in those filings. Forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to update or revise these statements, except as may be required by law.

Subsys® is a registered trademark of Insys Therapeutics, Inc.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), Insys is also reporting Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Insys’s definitions of Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income (loss) to GAAP net income (loss), please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income (loss), plus:

●	Interest income (expense), net
●	Provision for income taxes
●	Depreciation and amortization
●	Non-cash expenses, such as share-based compensation expense

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash and non-recurring operating expenses that may be subject to uncontrollable factors not reflective of the Company’s true operational performance.

Insys Therapeutics Reports Fourth Quarter and Year End 2013 Results	Page 5
March 4, 2014

Adjusted net income, as defined by the Company, is calculated as follows:

Net income (loss), plus:

●	The recorded provision for income taxes
●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., changes in estimated fair value of a contingent payment obligation)
●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards.

Adjusted net income (loss) per diluted share is equal to Adjusted net income (loss) divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income (loss) and Adjusted net income (loss) per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company’s performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income (loss) does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company’s compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company’s management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share and encourages investors to do likewise.

Contacts: Darryl S. Baker Chief Financial Officer Insys Therapeutics, Inc. 602-910-2617	Lisa M. Wilson President In-Site Communications, Inc. 212-452-2793

-- Financial tables follow --

Insys Therapeutics Reports Fourth Quarter and Year End 2013 Results	Page 6
March 4, 2014

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net revenue	$40,198	$5,159	$99,289	$15,476
Cost of revenue	5,211	2,060	12,665	7,627
Gross profit	34,987	3,099	86,624	7,849

Operating expenses:
Sales and marketing	10,471	3,180	29,194	11,411
Research and development	3,151	658	8,499	6,305
General and administrative	6,950	2,579	16,372	8,170
Impairment of intangible assets and goodwill	-	5,403	-	5,403
Total operating expenses	20,572	11,820	54,065	31,289

Income (loss) from operations	14,415	(8,721)	32,559	(23,440)
Other income (expense),net	(32)	2,342	(54)	1,746
Interest income (expense), net	9	(694)	(928)	(2,684)
Income (loss) before income taxes	14,392	(7,073)	31,577	(24,378)
Income tax benefit	(9,708)	-	(8,800)	-
Net income (loss)	$24,100	$(7,073)	$40,377	$(24,378)

Net income (loss) per common share:
Basic	$1.11	$(0.76)	$2.34	$(2.62)
Diluted	$1.01	$(0.76)	$2.11	$(2.62)

Shares used in computing net income (loss) per common share:
Basic	21,681,572	9,316,034	17,279,845	9,316,034
Diluted	23,971,305	9,316,034	19,156,411	9,316,034

Insys Therapeutics Reports Fourth Quarter and Year End 2013 Results	Page 7
March 4, 2014

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents including restricted cash	$45,782	$361
Accounts receivable, net	16,313	3,089
Inventories	14,528	7,095
Prepaid expenses and other current assets	5,527	1,344
Non-current assets	18,408	6,852
Total assets	$100,558	$18,741

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued expenses	$20,125	$7,871
Deferred revenue and patient discounts	956	5,307
Line of credit	-	11,858
Notes payable to related party, including interest	-	58,383
Stockholders' equity (deficit)	79,477	(64,678)
Total liabilities and stockholders' equity (deficit)	$100,558	$18,741

Insys Therapeutics Reports Fourth Quarter and Year End 2013 Results	Page 8
March 4, 2014

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income (loss)	$24,100	$(7,073)	$40,377	$(24,378)
Adjustments to arrive at EBITDA:
Interest (income) expense, net	(9)	694	928	2,684
Income tax benefit	(9,708)	-	(8,800)	-
Depreciation and amortization expense	479	443	1,788	1,662
EBITDA	14,862	(5,936)	34,293	(20,032)
Non-cash stock compensation expense	2,238	903	6,339	2,761
Adjusted EBITDA	$17,100	$(5,033)	$40,632	$(17,271)

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED NET INCOME (LOSS)

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income (loss)	$24,100	$(7,073)	$40,377	$(24,378)
Income tax benefit	(9,708)	-	(8,800)	-
Income (loss) before income taxes	14,392	(7,073)	31,577	(24,378)
Adjustments to arrive at Adjusted net income (loss):
Non-cash stock compensation expense	2,238	903	6,339	2,761
Non-cash interest expense	-	659	900	2,582
Non-cash other expense	-	-	-	210
Adjusted income (loss) before income taxes	16,630	(5,511)	38,816	(18,825)
Adjusted income tax provision (benefit)	(423)	-	484	-
Adjusted net income (loss)	$17,053	$(5,511)	$38,332	$(18,825)

Adjusted net income (loss) per diluted share	$0.71	$(0.59)	$2.00	$(2.02)

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